Exhibit 99.1

For Further Information Contact:
Paul G. Henning
Cameron Associates
212-554-5462
phenning@cameronassoc.com

CELSION purchases 659,738 shares of Celsion Common Stock from Boston Scientific

Represents Boston Scientifics’ entire ownership position of Celsion stock

Columbia, MD — December 12 , 2007: CELSION CORPORATION (AMEX: CLN) today announced that, under an agreement reached on Friday, December 7, 2007, the Company has closed on the purchase of 659,738 shares of Celsion stock from Boston Scientific (NYSE:BSX) for $4.00 per share, for an aggregate price of $2,638,592. With the sale, Boston Scientific has informed the Company that it is no longer a holder of the Company’s common stock.

Boston Scientific had been a strategic business partner with Celsion, as the US marketer of Prolieve Thermodilatation®, Celsion’s system for the treatment of benign prostatic hyperplasia. In June 2007, Boston Scientific purchased the Prolieve assets from Celsion for $60 million.

“The purchase of our shares from Boston Scientific represented an opportunity to obtain value through a strategic use of our company’s capital. The management and the Board of Directors believe this transaction is in the best interest of shareholders,” commented Michael H. Tardugno, Celsion’s President & CEO.

About Celsion:

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems. Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, North Shore Long Island Jewish Health System. Additional information about Celsion Corporation can be found on the Celsion web site at www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.